UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No.     )*

WageWorks, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

930427109

(CUSIP Number)

December 31, 2012

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Manager, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic II, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic III, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON OO

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund II-A, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund II-B, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund III, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Camden Partners Strategic Fund III-A, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON PN

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON David L. Warnock
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Donald W. Hughes
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 930427109	13G

1.	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Richard M. Berkeley
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,375,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,375,215
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,375,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1
12.	TYPE OF REPORTING PERSON IN

CUSIP NO. 930427109	13G

Item 1(a)	Name of Issuer

WageWorks, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices

1100 Park Place, San Mateo, CA 94403-1705.

Item 2(a)	Name of Person Filing

This Statement on Schedule 13G is being filed on behalf of: Camden Partners Strategic Manager, LLC (“CPSM”), Camden Partners Strategic III, LLC (“CPS III”), Camden Partners Strategic II, LLC (“CPS II”), Camden Strategic Fund III, LP (“Fund III”), Camden Strategic Fund III-A, LP (“Fund III-A”), Camden Strategic Fund II-A, LP (“Fund II-A”) and Camden Strategic Fund II-B, LP (“Fund II-B”) and Messrs. David L. Warnock, Donald W. Hughes and Richard M. Berkeley (collectively, the “Managing Members” and together with CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-A and Fund II-B, the “Reporting Persons”). The Managing Members are the managing members of CPS II and CPSM, which is the managing member of CPS III. CPS III is the general partner of Fund III and Fund III-A. CPS II is the general partner of Fund II-A and Fund II-B.

Item 2(b)	Address of Principal Business Office

500 East Pratt Street, Suite 1200, Baltimore, MD 21202

Item 2(c)	Citizenship

Camden Partners Strategic Manager, LLC	Delaware
Camden Partners Strategic II, LLC	Delaware
Camden Partners Strategic III, LLC	Delaware
Camden Partners Strategic Fund II-A, LP	Delaware
Camden Partners Strategic Fund II-B, LP	Delaware
Camden Partners Strategic Fund III, LP	Delaware
Camden Partners Strategic Fund III-A, LP	Delaware
David L Warnock	United States of America
Donald W Hughes	United States of America
Richard M Berkeley	United States of America

Item 2(d)	Title of Class of Securities

Common Stock, $0.001 par value per share

Item 2(e)	CUSIP Number

930427109

CUSIP NO. 930427109	13G

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	[ ]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution: .

Not applicable.

Item 4	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

As of December 31, 2012, each of the following is the holder of record of the shares of the Issuer’s common stock set forth next to his or its name:

(1) Camden Partners Strategic Fund II-A, LP	213,214
(2) Camden Partners Strategic Fund II-B, LP	12,774
(3) Camden Partners Strategic Fund III, LP	1,103,700
(4) Camden Partners Strategic Fund III-A, LP	45,527

(1) These securities are owned directly by Fund II-A. CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-B and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund II-A as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III, Fund III-A, and Fund II-B and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund II-A, except to the extent of its or his pecuniary interest therein.

CUSIP NO. 930427109	13G

(2) These securities are owned directly by Fund II-B. CPSM, CPS III, CPS II, Fund III, Fund III-A, Fund II-A and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund II-B as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III, Fund III-A, and Fund II-A and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund II-B, except to the extent of its or his pecuniary interest therein.

(3) These securities are owned directly by Fund III. CPSM, CPS III, CPS II, Fund III-A, Fund II-A, Fund II-B and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund III as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III-A, Fund II-A and Fund II-B and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund III, except to the extent of its or his pecuniary interest therein.

(4) These securities are owned directly by Fund III-A. CPSM, CPS III, CPS II, Fund III, Fund II-A, Fund II-B and the Managing Members may be deemed indirect beneficial owners of the securities held directly by Fund III-A as a result of their relationships described in Item 2(a) above. CPSM, CPS III, CPS II, Fund III, Fund II-A and Fund II-B and each of the Managing Members disclaims beneficial ownership of the securities held directly by Fund III-A, except to the extent of its or his pecuniary interest therein.

(b)	Percent of class:

Camden Partners Strategic Manager, LLC	5.1%
Camden Partners Strategic II, LLC	5.1%
Camden Partners Strategic III, LLC	5.1%
Camden Partners Strategic Fund II-A, LP	5.1%
Camden Partners Strategic Fund II-B, LP	5.1%
Camden Partners Strategic Fund III, LP	5.1%
Camden Partners Strategic Fund III-A, LP	5.1%
David L. Warnock	5.1%
Donald W. Hughes	5.1%
Richard M. Berkeley	5.1%

CUSIP NO. 930427109	13G

(c)	Number of shares as to which the person has:

	Number of Shares
Reporting Person	(i)	(ii)	(iii)	(iv)
Camden Partners Strategic Manager, LLC	0	1,375,215	0	1,375,215
Camden Partners Strategic II, LLC	0	1,375,215	0	1,375,215
Camden Partners Strategic III, LLC	0	1,375,215	0	1,375,215
Camden Partners Strategic Fund II-A, LP	0	1,375,215	0	1,375,215
Camden Partners Strategic Fund II-B, LP	0	1,375,215	0	1,375,215
Camden Partners Strategic Fund III, LP	0	1,375,215	0	1,375,215
Camden Partners Strategic Fund III-A, LP	0	1,375,215	0	1,375,215
David L. Warnock	0	1,375,215	0	1,375,215
Donald W. Hughes	0	1,375,215	0	1,375,215
Richard M. Berkeley	0	1,375,215	0	1,375,215

(i)	Sole power to vote or to direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

Item 5	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

Item 6	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8	Identification and Classification of Members of the Group

Each of the Reporting Persons expressly disclaims membership in a “Group” as defined in Rule 13d-1(b)(ii)(J).

Item 9	Notice of Dissolution of Group

Not applicable.

Item 10	Certification

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP NO. 930427109

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 6, 2013.

/s/ Camden Partners Strategic Manager, LLC, By Donald W. Hughes, Managing Member

/s/ Camden Partners Strategic II, LLC, By Donald W. Hughes, Managing Member

/s/ Camden Partners Strategic III, LLC, By Camden Partners Strategic Manager, LLC, By Donald W. Hughes, Managing Member

/s/ Camden Partners Strategic Fund II-A, LP, By Camden Partners Strategic II, LLC, By Donald W. Hughes, Managing Member

/s/ Camden Partners Strategic Fund II-B, LP, By Camden Partners Strategic II, LLC, By Donald W. Hughes, Managing Member

/s/ Camden Partners Strategic Fund III, LP, By Camden Partners Strategic III, LLC, By Camden Partners Strategic Manager, LLC, By Donald W. Hughes, Managing Member

/s/ Camden Partners Strategic Fund III-A, LP , By Camden Partners Strategic III, LLC, By Camden Partners Strategic Manager, LLC, By Donald W. Hughes, Managing Member

/s/ Donald W. Hughes, Attorney-in-Fact for David L. Warnock

/s/ Donald W. Hughes

/s/ Donald W. Hughes, Attorney-in-Fact for Richard M. Berkeley